STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of the date set forth below, by and between Raadr, Inc., a Nevada corporation (“RDAR”), and Elliott Polatoff (“Purchaser”).

RECITALS

WHEREAS, Purchaser desires to purchase 300,000,000 shares of common stock of RDAR, which are referred to herein as the “Subject Securities,” for $50,000 in cash; and

WHEREAS, RDAR desires to sell the Subject Securities to Purchaser, and Purchaser desires to purchase Subject Securities from RDAR, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Agreement of the parties, the promises of each being consideration for the promises of the other:

1.Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, including the exhibit hereto or amendments hereof.

(a)“Agreement” shall mean this Stock Purchase Agreement and all exhibits hereto or amendments hereof.

(b)“Knowledge of RDAR” or matters “known to RDAR” shall mean matters actually known to the Board of Directors or officers of RDAR, or which reasonably should be or should have been known by them upon reasonable investigation.

(c)“Purchaser” shall mean Elliott Polatoff, a resident of the State of New York.

(d)“RDAR” shall mean Raadr, Inc., a Nevada corporation.

(e)“Securities Act” shall mean the Securities Act of 1933, as amended, and includes the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, as such shall then be in effect.

Any term used herein to which a special meaning has been ascribed shall be construed in accordance with either (1) the context in which such term is used, or (2) the definition provided for such terms in the place in this Agreement at which such term is first used.

2.Disclosures. A description of RDAR, including its plan of business, is attached hereto as Exhibit A and made a part hereof. Purchaser hereby acknowledges that Purchaser has had the opportunity to ask questions of, and receive answers from, the principals of RDAR regarding the disclosures contained in Exhibit A. Further, Purchaser understands and acknowledges that RDAR is a development-stage company and may never earn a profit.

3.Purchase and Sale. RDAR hereby sells to Purchaser and Purchaser hereby buys from RDAR the Subject Securities at an aggregate purchase price of $50,000.

4.Purchase Price; Payment. Purchaser shall deliver to RDAR the sum of $50,000 in payment of the Subject Securities purchased by Purchaser hereunder, which payment shall be delivered as provided in Section 6.

5.Issuance of the Subject Securities. RDAR shall cause the Subject Securities purchased and sold hereunder to be issued as provided in Section 6.

6.The Exchange. Upon the mutual execution of this Agreement, Purchaser agrees to deliver forthwith the sum of $50,000 required to be delivered pursuant to Section 4. Upon receipt of such funds, RDAR shall deliver to Purchaser Subject Securities purchased and sold hereunder.

7.Further Agreement. At any time on or after the date hereof, should RDAR:

(a)file a Registration Statement under the Securities Act or an amendment to its currently qualified Offering Statement under Regulation A of the Securities Act, RDAR shall include all of the Subject Securities in such Registration Statement or Offering Statement, as the case may be, and to name Purchaser as a selling shareholder of the Subject Securities therein.

(b)Issue additional shares of RDAR common stock for the two-year period after the date hereof, Purchaser shall have full ratchet anti-dilution protection rights such that Purchaser shall be issued additional shares of RDAR common stock to maintain a 4.99% interest in the common stock of RDAR calculated on a fully diluted basis.

8.Representations and Warranties of RDAR. RDAR represents and warrants to Purchaser:

(a)Organization and Corporate Authority. RDAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in all jurisdictions where the ownership of property or maintenance of an office would require qualification. RDAR has all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships necessary to own its property and to carry on its business in the places where such properties are now owned and operated or such business is being conducted.

(b)Capitalization. The authorized capital stock of RDAR consists of 12,000,000,000 shares of common stock, $.001 par value per share.

(c)Issuance of the Subject Securities. The Subject Securities, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances and, to the knowledge of RDAR, will be issued in compliance with applicable state and federal laws.

(d)Financial Condition; Use of Proceeds. RDAR is a development-stage company without revenues. RDAR requires substantial additional capital with which to implement its complete business plan. There is no assurance that RDAR will obtain such needed capital or that its business plan, when implemented, will prove to be successful. The funds derived under this Agreement will be utilized to pay operating expenses.

(e)Undisclosed or Contingent Liabilities. To the best knowledge of RDAR and to its officers and directors, RDAR has no material liabilities and, to the best knowledge of the officers and directors of RDAR, RDAR has no contingent liabilities.

(f)Litigation. RDAR is not a party to any suit, action, proceeding, investigation or labor dispute pending or currently threatened against it other than administrative matters arising in the ordinary course of business.

(g)Compliance with Agreements. The execution and performance of this Agreement will not result in any violation or be in conflict with any agreement to which RDAR is a party.

(h)Title to Property and Assets. RDAR has good and marketable title to its properties and assets free and clear of all mortgages, liens, security interests and encumbrances.

(i)Franchises and Permits; Taxes and Other Liabilities. To the knowledge of RDAR, it has all franchises, permits, licenses, orders and approvals of any federal, state, local or foreign government of self regulatory body that are material to or necessary for the conduct of its business. To the knowledge of RDAR, it has no outstanding tax liabilities, no unsatisfied final judgment or valid lien filed against it or any of its property.

(j)Governmental Consents. To the knowledge of RDAR, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of RDAR is required in connection with the valid execution, delivery and performance of this Agreement.

(k)Authorization. All corporate action on the part of RDAR and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, for the performance of RDAR’s obligations hereunder and for the issuance and delivery of the securities comprising the Units has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of RDAR.

(l)Regulatory Compliance. To the knowledge of RDAR, it is in compliance with all applicable environmental regulations relating to its business operations.

9.Representations and Warranties of Purchaser.

(a)Purchaser is under no legal disability with respect to entering into, and performing under, this Agreement.

(b)Purchaser represents and warrants that Purchaser is an “accredited investor,” is financially responsible, able to meet his obligations and acknowledges that this investment will be long term, must be held indefinitely and is by its nature speculative.

(c)Purchaser represents and warrants that Purchaser understands that the Subject Securities have not been registered under the Securities Act and applicable state securities laws in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, relating to transactions not involving a public offering and corresponding state securities laws regarding non-public offerings.

(d)Purchaser represents and warrants that the Subject Securities are not being purchased with a view to or for the resale or distribution thereof and that he has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

(e)Purchaser consents to the placement of the following legend, or a legend similar thereto, on the certificate representing the RDAR Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

10.Miscellaneous.

(a)Survival of Covenants. Unless otherwise waived as provided herein, all covenants agreements, representations and warranties of the parties made in this Agreement and in the financial statements or other written information delivered or furnished in connection therewith and herewith shall survive the Exchange hereunder, and shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

(b)Arbitration. In the event of a dispute between the parties hereto that arises out of this Agreement, the parties hereby agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.

(d)Counterparts. This Agreement may be executed simultaneously in counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same documents.

(e)Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns and administrators of the parties hereto.

(f)Entire Agreement. This Agreement, the other agreements and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

RDAR: (“Raadr, Inc.”)	PURCHASER: (“Elliot Polatoff”)

By: /s/ Jacob DiMartino	/s/ Elliott Polatoff
Jacob DiMartino Chief Executive Officer	Elliott Polatoff

Exhibit “A”

Information With Respect to Raadr, Inc.

Offering Circular which forms a part of RDAR’s Offering Statement on Form 1-A (SEC File No. 024-11519)